UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Microsoft Corporation

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MICROSOFT CORPORATION

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 2, 2020

Microsoft’s definitive proxy statement for its 2020 Annual Shareholder Meeting, filed on October 19, 2020, discloses our fiscal year 2020 EBITDA (as defined below). For fiscal year 2020, we reported net income of $44,281 million in our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Table and Graph on page 37 of our proxy statement disclosed EBITDA of $65,259 million for the same period. The following table reconciles net income reported in accordance with GAAP to EBITDA for our fiscal year 2020.

($ in millions)	Fiscal year ended June 30, 2020
Net income, as reported (GAAP)	$44,281
Provision for income taxes	8,755
Other income, net	(77)
Depreciation	10,700
Amortization	1,600
EBITDA (non-GAAP)	$65,259

Non-GAAP Definition

EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation, and amortization. We provided our EBITDA, as well as 2020 EBITDA for a peer group of technology and general industry companies (calculated using the most comparable line items from their publicly reported financial statements), for fiscal year 2020 to provide investors with additional insight into how our Compensation Committee determined our peer group for assessing pay practices. Management does not utilize EBITDA in evaluating business performance. EBITDA should not be considered as a substitute for, or superior to, net income prepared in accordance with GAAP as a measure of financial performance.